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                                  EXHIBIT 99.2

                   Audit Committee Charter adopted in May 2001
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                      BBJ Environmental Technologies, Inc.
                             Audit Committee Charter

                                     Purpose

The primary function of the Audit Committee (the "Committee") is to assist the Board of Directors (the "Board") of BBJ Environmental Technologies, Inc. (the "Company") in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by the Company to any government body or the public; the Company's system of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Company's auditing, accounting and financial reporting processes. Consistent with this function, the Committee should encourage continuous improvement of, and should foster adherence to, the Company's policies, procedures and practices at all levels. The Committee's primary duties and responsibilities are to:

     . Serve as an independent and objective party to monitor the Company's financial reporting process and internal control system.

     . Review and appraise the audit efforts of the Company's independent auditors.

     . Provide an open avenue of communication among the independent auditors, management, and the Board.

                                   Composition

The Committee will be composed of not less than three members of the Board. They will be selected by the Board, taking into account prior experience in matters to be considered by the Committee, probable availability at times required for consideration of such matters, and their individual independence and objectivity. All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting and related financial management expertise.

The Committee's membership will meet the requirements of the audit committee policy of the National Association of Securities Dealers ("NASD"). Accordingly, at least a majority of the members will be directors independent of management and free from relationships that, in the opinion of the Board, would interfere with the exercise of independent judgment as a committee member.

                                    Meetings

The Committee shall meet at least two times annually, or more frequently as circumstances dictate. The Committee may meet with management and the independent auditors in separate executive sessions to discuss any matters that the Committee or either of these groups believes should be discussed privately. In addition, the Committee or a designated member of the Committee shall meet with the independent auditors quarterly to review the Company's quarterly financial statements as described below.

                                Responsibilities

The Committee's responsibilities will include the following duties:

Oversight of the financial statements and relations with the independent auditors:

     . Instruct the independent auditors that the Board is the client in its capacity as the shareholders' representative.

     . Expect the independent auditors to meet with the Board at least annually so the Board has a basis on which to recommend the independent auditors' appointment to the shareholders or to ratify its selection of the independent auditors.

     . Expect management and the independent auditors to analyze significant financial report issues and practices on a timely basis.

     .    Expect management and the independent auditors to discuss with the
          Committee:

          . Qualitative judgments about whether current or proposed accounting principles and disclosures are appropriate, not just acceptable.

          . Aggressiveness or conservatism of accounting principles and financial estimates.

Expect the independent auditors to provide the Committee with:
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     .    Independent judgments about the appropriateness of the Company's current or proposed accounting principles and whether current or proposed financial disclosures are clear.

     . Views on whether the accounting principles chosen by management are conservative, moderate, or aggressive as they relate to income, asset, and liability recognition, and whether these accounting principles are commonly used.

     . Reasons why accounting principles and disclosure practices used for new transactions or events are appropriate.

     . Reasons for accepting or questioning significant estimates made by management.

     . Views on how selected accounting principles and disclosure practices affect shareholder and public attitudes about the Company.

Actions taken on the Board's behalf that require Board notification but not Board approval:

     . Review and approve the scope of the Company's audit and that of its subsidiaries as recommended by the independent auditors.

     . Answer questions raised by shareholders during an annual shareholders' meeting on matters relating to the Committee's activities if asked to do so by the Board's chairperson.

     . Ask the appropriate corporate officer to study a particular area of interest or concern to the Committee.

Matters requiring the Committee's review and study before making a recommendation for the Board's action:

     .    Appointment of the independent auditors.

     .    Implementation of major accounting policy changes.

     .    SEC registration statements to be signed by the Board.

     . The auditors' reports and financial statements prior to publication in the annual report.

Matters requiring the Committee's review and study before providing summary information to the Board:

     . Accounting policy changes proposed or adopted by organizations such as the Financial Accounting Standards Board ("FASB"), the Securities and Exchange Commission ("SEC"), and the American Institute of Certified Public Accountants ("AICPA"), or by comparable bodies outside the U.S.

     . The independent auditors' assessment of the strengths and weaknesses of the Company's financial staff, systems, controls, and other factors that might be relevant to the integrity of the financial statements.

     .    Quarterly financial statement review before publication.

     .    Administration of the Company's "conflict of interest" policy.

     . The performance of management and operating personnel under the Company's code of ethics.

     .    Gaps and exposures in insurance programs.

     . Reports about the Company or its subsidiaries submitted by agencies of governments in countries in which the Company or its subsidiaries operate.

     . Periodic SEC filings and the adequacy of programs and procedures to assure compliance with SEC regulations and regulations of the NASD.